Exhibit T3A-1

STATE of WASHINGTON

SECRETARY of STATE

I, RALPH MUNRO, Secretary of State of the State of Washington and custodian of its seal, hereby issue this

CERTIFICATE OF INCORPORATION

to

ANGIOTECH PHARMACEUTICALS (US), INC.

a Washington Profit corporation. Articles of Incorporation were filed for record in this office on the date indicated below.

UBI Number: 602 079 786 Date: November 21, 2000

Given under my hand and the Seal of the State of Washington at Olympia, the State Capital

Ralph Munro, Secretary of State 2-939265-1

THE SEAL OF THE STATE OF WASHINGTON 1889

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF ANGIOTECH PHARMACEUTICALS (US), INC.

Pursuant to RCW 23B.10.070 of the Washington Business Corporation Act, the following Amended and Restated Articles of Incorporation of Angiotech Pharmaceuticals (US), Inc. are hereby submitted for filing.

ARTICLE I. NAME

The name of this corporation is Angiotech Pharmaceuticals (US), Inc. (the “Corporation”).

ARTICLE II. DURATION

The period of duration of the Corporation shall be perpetual.

ARTICLE III. PURPOSES

The purpose of the Corporation is to engage in any and all lawful business for which Corporations may be incorporated under the Washington Business Corporation Act, as amended (the “Act”).

ARTICLE IV. SHARES

(A) Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 300,010,000 shares, each with a par value of $0.001 per share. 5,000 shares shall be Common Stock, 5,000 shares shall be Class B Common Stock and 300,000,000 shall be Preferred Stock.

(B) Rights, Preferences and Limitations of Preferred Stock. The Preferred Stock authorized by these Amended and Restated Articles of Incorporation (the “Restated Articles”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 300,000,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock or Class B Common Stock of the Corporation, at the rate of $0.09 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) per annum on each outstanding share of Series A Preferred Stock. Such dividends shall accrue on each share from the original date of issuance thereof, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock or Class B Common Stock. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. Notwithstanding anything to the contrary in this Section 1, a holder of shares of Series A Preferred Stock shall have no remedy for default against the Corporation for the Corporation’s failure to declare dividends on such holder’s shares pursuant to this Section 1.

2. Liquidation Rights.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and Class B Common Stock by reason of their ownership thereof, an amount equal to $1.00 per share (as adjusted for stock splits, stock dividends, reclassifications or the like) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, the remaining assets of the Corporation shall be distributed to the holders of the Common Stock and Class B Common Stock pro rata based on the number of shares of Common Stock and Class B Common Stock held by each shareholder.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (any such transaction, unless elected otherwise, a “Liquidation Transaction”); provided, however, that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or(iii) a transaction in which the shareholders of the Corporation immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such shareholders prior to the transaction).

(ii) Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction (provided that such definitive agreements shall be approved by the Board of Directors of the Corporation (the “Board of Directors”) and the shareholders of the Corporation to the extent required by applicable law) or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction (provided that such definitive agreements shall be approved by the Board of Directors and the shareholders of the Corporation to the extent required by applicable law) or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) for such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Series A Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the shareholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of these Restated Articles, all notice periods or requirements in these Restated Articles may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock that are entitled to such notice rights.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series A Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3. Redemption.

(a) Redemption Date and Price. At any time after the original date of issuance of Series A Preferred Stock, but on a date (the “Redemption Date”) within 60 days after receipt by the Corporation of a written request (a “Redemption Election”) from any holder of Series A Preferred Stock (a “Redeeming Holder”) that all or some of the shares held by such Redeeming Holder be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem up to that number of shares specified in the Redemption Election in accordance with the procedures set forth in this Section 3 by paying in cash therefor a sum per share equal to $1.00 per share of Series A Preferred Stock (as adjusted for stock splits, stock dividends, reclassifications or the like) plus all declared or accumulated but unpaid dividends on such shares (the “Redemption Price”).

(b) Procedure. Within 15 days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to the Redeeming Holder (at the close of business on the business day next preceding the day on which notice is given) at the address last shown on the records of the Corporation for the Redeeming Holder, notifying the Redeeming Holder of the redemption to be effected, specifying the number of shares eligible to be redeemed from the Redeeming Holder, the Redemption Date, the applicable Redemption Price and the place at which payment may be obtained, and calling upon the Redeeming Holder to surrender to the Corporation, in the manner and at the place designated, the Redeeming Holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). On or after the Redemption Date, the Redeeming Holder shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than 10 days following the Redemption Date) the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the holder, a check for cash with respect the shares so redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) Effect of Redemption; Insufficient Funds. From and after any Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Redeeming Holder (except the right to receive the Redemption Price without interest upon surrender of the applicable share certificate or certificates) shall cease with respect to the shares designated to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares. If shares of more than one Redeeming Holder are to be redeemed on any Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of shares, allocated ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to the shares of Series A Preferred Stock designated to be redeemed by each Redeeming Holder. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(d) Notwithstanding anything to the contrary in this Section 3, a holder of shares of Series A Preferred Stock shall have no remedy for default against the Corporation for the Corporation’s failure to redeem such holder’s shares pursuant to this Section 3.

4. Conversion. The Preferred Stock is non-convertible.

5. Voting Rights. Except as expressly provided by these Restated Articles or as provided by law, the holders of Series A Preferred Stock shall not have voting rights

6. Status of Redeemed Stock. In the event any shares of Preferred Stock shall be redeemed pursuant to Section 3 hereof, the shares so redeemed shall be cancelled and shall not be issuable by the Corporation. These Restated Articles shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Terms of Common Stock and Class B Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock and the Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. The payment of any such dividend shall be made to the holders of the shares of capital stock of the Corporation entitled to receive such dividend pro rata based on the number of shares of shares of capital stock held by each such shareholder. The Board of Directors may declare dividends on either the Common Stock and Class B Common Stock, or may declare dividends on both the Common Stock and Class B Common Stock in different or the same amounts.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock and Class B Common Stock are not redeemable.

4. Voting Rights. The holder of each share of Class B Common Stock shall have the right to 5 votes per share and the holder of each share of Common Stock shall have the right to one vote per share. The Class B Common Stock and Common Stock shall vote together as a single class on all matters on which shareholders are entitled to vote.

ARTICLE V. REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation shall be at 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104-7098, and the name of its registered agent at that address is HEWM Corporate Services, Inc.

ARTICLE VI. PREEMPTIVE RIGHTS

Shareholders of the Corporation have no preemptive right to acquire unissued shares of the Corporation.

ARTICLE VII. BOARD OF DIRECTORS

The number shall be determined in accordance with the Bylaws of the Corporation. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, such vacancy shall be filled by the Board of Directors in accordance with the Bylaws of the Corporation.

ARTICLE VIII. VOTING RIGHTS

At each election for directors, no cumulative voting by the shareholders shall be permitted.

To the extent permitted under RCW Ch. 23B, the Corporation’s shareholders may take action by the affirmative vote of a majority of all shareholders of the Corporation entitled to vote on an action. This Article is specifically intended to reduce the voting requirements otherwise prescribed under RCW 23B.10.030, 23B.11.030 and 23B.12.020 in accordance with RCW 23B.07.270. Except to the extent otherwise expressly provided in the preferences, limitations, voting powers and relative rights as set forth in these Restated Articles with respect to a particular class or series of shares or unless the Board of Directors conditions its submission of the proposed shareholder action on a separate vote by one or more smaller voting groups, classes or series, the holders of each outstanding class or series of shares of this corporation shall not be entitled to vote as a separate voting group (a) on any amendment to the Restated Articles with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(l)(a), (e) or (f) to vote as a separate voting group, (b) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B. 11.035 to vote as a separate voting group, or (c) on any transaction pursuant to RCW 23B. 12.020. With respect to matters presented to the shareholders for approval under RCW 23B. 10.030, 23B.11.030, and 23B. 12.020, in accordance with RCW 23B.07.270, the Corporation’s shareholders may take action by the affirmative vote of holders of at least a majority of all votes entitled to be cast on the plan or transaction by within each applicable voting group. This Article is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE IX. SHAREHOLDER ACTION WITHOUT A MEETING BY LESS THAN UNANIMOUS CONSENT

Any action required or permitted to be taken at a meeting of shareholders of this Corporation may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, provided that at the time the action is taken this Corporation is not a public company (as defined in the Act). Notice of the taking of such action shall be given to those shareholders entitled to vote on the action who have not consented in writing. Such notice shall be given in such manner and at such time that it will be effective (as provided below) at least twenty-four hours before the effective date of the action, except where longer notice is required under the Act. The notice shall be in writing and may be transmitted by mail, private carrier or personal delivery; telegraph or teletype; telephone, wire or wireless equipment which transmits a facsimile of the notice; or by any other means permitted by the Act. Written notice shall be effective as provided in Section 23B.01.410 of the Act (specifically including paragraph 5(a) thereof) or any successor provisions thereto.

ARTICLE X. LIMITATION ON LIABILITY OF DIRECTORS

A director shall have no liability to the Corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating Section 23B.08.310 of the Act, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE XI. INDEMNIFICATION OF DIRECTORS. OFFICERS. EMPLOYEES AND AGENTS

Section 1. Right to Indemnification. The Corporation shall indemnify each person who is or was, or is threatened to be made, a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer, he or she is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, member, trustee, employee or agent), against all obligations to pay any judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable expenses (including attorneys fees) incurred or suffered by such person in connection therewith; provided, however, that (i) except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors, and (ii) the Corporation shall not indemnify any person from or on account of: (a) acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of RCW 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property or services to which the person was not legally entitled. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

Section 3. Contracts. The Corporation may, without further shareholder action, enter into contracts with any director or officer of the Corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

Section 4. Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the Corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.

Section 5. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

[Signature Page Follows]

The undersigned, as Chief Financial Officer, Treasurer and Secretary of the Corporation, executes these Amended and Restated Articles of Incorporation this 12th day of May, 2008.

ANGIOTECH PHARMACEUTICALS (US), INC.,
a Washington corporation

By:
David M. Hall
CFO, Secretary & Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED ARTICLES OF INCORPORATION]

CERTIFICATE OF OFFICER

OF

ANGIOTECH PHARMACEUTICALS (US), INC.

Pursuant to the provisions of RCW 23B. 10.070, the Amended and Restated Articles of Incorporation of Angiotech Pharmaceuticals (US), Inc., a Washington corporation (the “Corporation”), are hereby submitted for filing.

1. The name of record of the Corporation is Angiotech Pharmaceuticals (US), Inc.

2. The Articles of Incorporation of the Corporation, as amended to date, are amended and restated in their entirety and replaced with the Amended and Restated Articles of Incorporation of the Corporation (the “Restated Articles”) in the form attached hereto as Exhibit A.

3. The Restated Articles were approved by the Board of Directors of the Corporation effective May 12, 2008, pursuant to RCW 23B.10.030 and                              and by the shareholders of the Company on May 12, 2008 in accordance with the provisions of RCW 23B. 10.030 and RCW 23B. 10.040 of the Washington Business Corporation Act.

IN WITNESS WHEREOF, the undersigned certifies that he is the Chief Financial Officer, Treasurer and Secretary of the Corporation and has executed these Restated Articles as of May 12, 2008.

ANGIOTECH PHARMACEUTICALS (US), INC.,

By:
David M. Hall
CFO, Secretary & Treasurer